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LISA BOKSENBAUM
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COURT REINSTITUTES BOARD OF DIRECTORS

SCOTTSDALE, AZ: February 22, 2005 GoldSpring, Inc. (OTC BB: GSPG) announced today that the United States District Court for the District of Arizona has granted a preliminary injunction ordering the reinstatement of the Company’s Board of Directors as it existed prior to December 10, 2004. As a result of the court’s order, John F. Cook, Robert T. Faber, Leslie L. Cahan, Todd S. Brown, Christopher L. Aguilar, Stanley A. Hirschman, and Phillip E. Pearce have been reinstated as directors. Stephen B. Parent, Jerrie W. Gasch, and Pernendu K. Rana Medhi, who orchestrated a purported removal of the members of the board other than themselves on December 10, 2004, remain directors.

The court also stayed the implementation of Consent Resolutions in Lieu of a Special Meeting of Shareholders dated December 9, 2004 adopted by Mr. Parent and several others purporting to represent a majority of the Company’s shareholders and Directors’ Consent Resolutions, dated December 10, 2004 adopted by Messrs. Parent, Gasch, and Medhi. Taken together, the Consent Resolutions, by their purported terms, removed the now reinstated directors, rescinded a financing transaction, removed Mr. Faber as President of the Company, named Mr. Parent as President of the Company and his wife as Secretary of the Company, designated Mr. Parent as the sole signing officer of the Company’s bank accounts, and terminated the Company’s legal counsel. In accordance with the preliminary injunction, the reinstated Board of Directors will convene a special meeting of shareholders to elect a Board of Directors.

In concluding that a preliminary injunction should issue, the court stated, “The Court is specifically concerned about the irreparable injury that would occur to GoldSpring and its shareholders and investors if Defendants [Mr. Parent, his wife, Jerrie W. Gasch, and Pernedu K. Rana Medhi] are permitted to manage the corporation. There is substantial evidence of Parent’s wrongdoing in his former position as CEO of GoldSpring, such as his misappropriation of corporate assets for his personal use. The Defendants’ attempt to rescind the [financing] transaction that was approved at the Board of Directors meeting on November 30, 2004 could adversely impact GoldSpring’s ability to meet its obligations under the agreement. Rescission of the refinancing transaction would prove detrimental for GoldSpring because the corporation would be forced to pay the $200,000.00 monthly penalty for failing to file the S-1 Registration with the SEC within ninety (90) days of the March 22, 2004 agreement between GoldSpring and [various investors]. This penalty had accrued to over $1,000,000.00 as of November 30, 2004.”

Robert T. Faber, the reinstated President of the Company who was a plaintiff in the case, stated, “This Board of Directors and management team will continue to work in the best interests of the Company’s shareholders. The business opportunities remain strong, and we look forward to taking steps to grow our company and enhance shareholder value.”

The preliminary injunction described above was issued in connection with a lawsuit filed on December 22, 2004, by Robert T. Faber and Leslie L. Cahan (collectively, the “plaintiffs”), who are shareholders of the Company, in the United States District Court, District of Arizona, entitled Robert T. Faber, et al. v. Stephen B. Parent, et al., No. CV04-2960-PHX-EHC (“the Litigation”). The plaintiffs asserted claims in both their individual capacities and derivatively, on behalf of the Company, against directors Stephen B. Parent, Jerrie W. Gasch, and Pernendu K. Rana Medhi (collectively, the “defendants”), alleging that the defendants unlawfully orchestrated an illegal coup to wrest control of the Company from its current officers and directors by purporting to adopt various corporate resolutions.

Concurrently with the filing of their Complaint, the plaintiffs filed a Motion for Temporary Restraining Order and Preliminary Injunction, requesting the Court to enter an Order invalidating the December 9, 2004 “Consent Resolutions in Lieu of A Special Meeting of the Shareholders of GoldSpring, Inc.” and the December 10, 2004 “Directors Consent Resolutions” (collectively, “the Resolutions”) and preventing the defendants from implementing any of the actions contemplated in the Resolutions. The plaintiffs asserted that the defendants, by adopting the Resolutions and engaging in other conduct, violated Sections 14(a) and 13(d) of the Securities Exchange Act of 1934 and breached their fiduciary duties to the Company and its shareholders.

Following a hearing on December 22, 2004, at which the Court heard evidence and argument from counsel for plaintiffs and counsel for defendants, the Honorable Earl H. Carroll issued a December 23, 2004 Order Granting Plaintiffs’ Motion for Temporary Restraining Order (the “Temporary Restraining Order”). The Temporary Restraining Order precluded defendants and their agents from: (1) making any withdrawals from any Company bank accounts, other than reasonable withdrawals necessary to the daily operations of the business; (2) rescinding or interfering in any way with any transactions approved by the Company’s Board of Directors prior to December 9, 2004; (3) entering into any contracts or agreements with third parties on behalf of the Company or disposing of and/or transferring any property or assets of the Company; and (4) issuing or otherwise transferring any stock and/or debentures.

The court subsequently continued the Temporary Restraining Order through February 15, 2005 and confirmed that none of the defendants was to receive any payments from the Company during the pendency of the Temporary Restraining Order. The defendants have since produced business records of the Company demonstrating that, after adopting their purported resolutions on December 9 and 10, 2004, the defendants arranged for the Company to pay them a collective total of $38,721.25, including $20,869.41 in payments to Stephen Parent.

Following additional hearings in which the Court heard witness testimony and evidence, the Court issued an Order on February 15, 2005 granting plaintiffs’ Motion for a Preliminary Injunction as described above.

Mr. Parent has filed a motion appealing the entry of the preliminary injunction. The Company does not believe Mr. Parent’s motion has any merit.